CYGNUS OIL AND GAS CORPORATION ADDS THREE NEW BOARD MEMBERS
Houston, Texas — July 17, 2006 — Cygnus Oil and Gas Corporation (CYNS.OB) is pleased to announce the appointment of three new members to its Board of Directors — Mr. Ted E. Davis, Mr. Ralph D. McBride, and Mr. Alfred J. Moran. The Cygnus Board is now composed of four independent directors in addition to our Chairman and CEO.
Mr. Ted E. Davis retired in 2000 after thirty-five years with Conoco, Inc. from his position as President, Exploration & Production for International Operations in Africa, Asia-Pacific, and the Middle East.
In the last 18 years of his career with Conoco, Mr. Davis held a number of senior management positions, including Vice President, Upstream North America with responsibility for exploration, production, natural gas and gas products, natural gas and LPG pipelines and gas processing operations; Vice President, Natural Gas & Gas Products with oversight responsibility for all Conoco and DuPont worldwide natural gas, LPG, LNG operations including primary responsibility for gas processing, pipelines, supply, marketing, and distribution in the Western Hemisphere; and all natural gas and LPG marketing, supply and distribution for both Conoco and DuPont. He also served as a corporate Vice President of DuPont from 1986 to 1998 when Conoco owned Dupont.
Active in industry professional organizations, Mr. Davis has held a variety of positions with the American Petroleum Institute, including Chairman of Training and Development and Chairman of the Liquefied Hydrocarbon Gas Committee and has served on several API committees, including the General Committee and the Operating Committee for Exploration and Production. He has also served on the Board of Directors of the Natural Gas Supply Association; the U.S. Natural Gas Council, the National Offshore Industry Association; and the U.S. Oil and Gas Association, Southwest Research, and the Gas Research Institute, a $200 million pure research organization administrated by the U.S. Federal Energy Regulatory Commission as Chairman of the Board from 1994 to 1996.
Mr. Davis holds B.S. and M.S. Degrees in Industrial Engineering and Management from Oklahoma State University. He also received the OSU Distinguished Alumni Award and was elected to the University’s Engineering Hall of Fame. Mr. Davis currently serves on the OSU “O” Club Hall of Fame selection committee and the College of Engineering Advisory Council and has previously served on the OSU Foundation’s Board of Governors. Ted Davis is also a graduate of the University of Texas Executive Management program.
Mr. Ralph D. McBride is a Senior Partner and Trial Attorney at Bracewell & Giuliani and is the former head of its Trial section. He has been with Bracewell for over 30 years. Mr. McBride is active in the Texas community, having served on or currently serving on the boards of Fannin Bank and Sunbelt National Bank, the Memorial Hermann Foundation, the Memorial Hermann Hospital System, the Good Samaritan Foundation, and Pride International, Inc. a New York Stock Exchange international drilling company. He has completed six years of service on the State Bar of Texas Grievance Committee.

He graduated cum laude with his J.D. from Baylor University School of Law in 1974 and holds a B.A. in Psychology and an M.A. in Psychology from Baylor University. He is admitted to the State Bar of Texas and the State Bar of Arkansas.
Mr. Alfred J. Moran is Chairman and Chief Executive Officer of The Moran Group, LLC, a Value Creation, Crisis Management and Turnaround consulting firm specializing in strategic, operational and financial turnarounds and Interim CEO engagements. For many years he was a Senior Managing Director and Partner of Kibel Green, Inc., the leading Value Creation, Interim CEO, Turnaround, Restructure, Strategic Breakthrough consulting firm in the Western United States. Alfred Moran is a seasoned Professional Chief Executive Officer and Value Creation Consultant with over 35 years experience in building and enhancing shareholder value for companies ranging in annual sales of $3.0 Million to $2.3 Billion. He has been CEO of public and private companies and has provided professional assistance to the boards and CEOs of many companies in diversified industries. He is credited with the turnaround and/or value enhancement of 50 companies.
Mr. Moran is currently a member of the Board of Directors and Chairman of the Audit Committee of Cornell Companies, Inc., an owner and manager of 80 private prisons throughout the United States. He was recently Chief Restructure Officer of Cooperheat MQS, headquartered in Houston with 33 offices throughout the United Stares and Canada. He has been CEO of Microelectronic Packing, Inc. — which was sole source to Intel and Schlumberger. He was founder, Chairman, President and CEO of SeraCare, Inc., a public national hyper-immune blood plasma company; President and COO of WET, Inc., which creates, designs, engineers and builds high tech, entertainment Water Features worldwide including Disney Theme Parks, Universal Studios Theme Parks, Salt Lake Winter Olympics Flame, Rockefeller Center, Tokyo Dome, Texas Medical Center, Houston Galleria and many others; and a partner in Coenen and Company, Inc., a NYSE Member Investment Banking and Institutional Brokerage firm in New York City.
Mr. Moran has an MBA from the Harvard Business School and a BA in Philosophy and Psychology from the University of North Carolina at Chapel Hill. He is a Member of World Presidents Organization in Houston, Texas.
Roger Abel, President and CEO of Cygnus, said, “It pleases me we have been able to attract such an energetic and well-respected group of independent board members to serve on the Cygnus Oil and Gas Corporation Board. Their broad range of experience will be a definite strength as we build Cygnus into the company we all believe it can be.”
ABOUT CYGNUS OIL AND GAS
     Headquartered in Houston, Texas, Cygnus Oil and Gas Corporation. is an oil and gas exploration and production company. Primarily a resource player, its key assets consist of shale acreage in Woodruff County, Arkansas and McIntosh County, Oklahoma, and it also owns a variety of producing and non-producing oil and gas assets in Texas, Alabama, Louisiana,

Mississippi, and New Zealand. Since August 2005, the Company has made significant changes in its management, Board of Directors and the nature of oil and gas assets it acquires to better equip itself for future company growth.
FORWARD-LOOKING STATEMENTS
     This news release contains forward-looking statements, including, in particular, statements about Cygnus’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.
Contact:
Cygnus Oil and Gas Corporation
Jerry W. Walrath, 713-784-1113
jwalrath@cygnusoilandgas.com